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                                                                     EXHIBIT 5.1

                      LETTERHEAD OF HOGAN & HARTSON L.L.P.

                                  June 9, 2000

Board of Directors
Proxicom, Inc.
11600 Sunrise Valley Drive
Reston, Virginia 20191

Ladies and Gentlemen:

       This firm has acted as counsel to Proxicom, Inc., a Delaware corporation (the "Company"), in connection with its registration, pursuant to a registration statement on Form S-3 filed on May 24, 2000, as amended, with the Securities and Exchange Commission (the "Registration Statement"), for resale of 500,000 shares of the Company's common stock, par value $0.01 per share (the "Shares"), previously issued by the Company pursuant to the Share Exchange Agreement, dated April 11, 2000, by and among the Company and the shareholders of Clarity IBD Limited (the "Share Exchange Agreement"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of
Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

       For purposes of this opinion letter, we have examined copies of the following documents:

       1. An executed copy of the Registration Statement.

       2. An executed copy of the Share Exchange Agreement.

       3. The Amended and Restated Certificate of Incorporation of the Company, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

       4. The Amended and Restated Bylaws of the Company, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect.

       5. Resolutions of the Board of Directors of the Company adopted on April 10, 2000, as certified by the Assistant Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the

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          issuance and sale of the Shares and arrangements in connection therewith.

       In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

       This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

       Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares are validly issued, fully paid and non-assessable under the General Corporation Law of the State of Delaware.

       This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

       We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                Very truly yours,

                                /s/ HOGAN & HARTSON L.L.P.

                                HOGAN & HARTSON L.L.P.